Exhibit 99.1

MURPHY OIL ANNOUNCES AGREEMENT IN PRINCIPLE TO SETTLE

HURRICANE KATRINA OIL SPILL CLASS ACTION LITIGATION

EL DORADO, Arkansas, September 25, 2006 – Murphy Oil Corporation (NYSE:MUR) announced today that its wholly owned subsidiary, Murphy Oil USA, Inc. (Company), has entered into a Memorandum of Understanding with the Plaintiffs’ Steering Committee (PSC) to settle the consolidated class action litigation pending in U.S. District Court for the Eastern District of Louisiana. The litigation involves an oil spill from a crude oil storage tank at the Company’s Meraux (St. Bernard Parish), Louisiana refinery that occurred in the wake of Hurricane Katrina.

Under the terms of the Memorandum, all residential and commercial properties in the Class Area will receive a cash payment pursuant to a fair and equitable allocation subject to Court approval following recommendations by a Court-appointed Special Master. The Company believes these payments will be covered by insurance.

The entire Class Area will have the benefit of a comprehensive remediation program as approved by the Court and regulatory bodies and to be overseen by regulatory authorities.

Additionally, the company has agreed to make bona fide offers to purchase, at fair market value, all residential and business properties located on the first four streets west of the refinery and north of St. Bernard Highway up to the Twenty Arpent Canal.

The proposed settlement is subject to approval of the U.S. District Court for the Eastern District of Louisiana, which has scheduled a hearing for the matter on October 10, 2006.

The forward-looking statements reflected in this release are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the results discussed herein will be attained, and certain important factors that may cause actual results to differ materially are contained in Murphy’s January 15, 1997 Form 8-K report on file with the U.S. Securities and Exchange Commission.

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